Exhibit 10.16
RESTRICTED STOCK UNIT AWARD NOTICE

This Restricted Stock Unit Award Notice (this “Award Notice”), dated as of the date of grant as reflected in your [third party administrator] account (the “Grant Date”), sets forth the terms and conditions of an award (the “Award”) of time-vested restricted stock units (“RSUs”) that is subject to the terms and conditions specified herein and that is granted to you by United Airlines Holdings, Inc., a Delaware corporation (the “Company”), under the United Airlines Holdings, Inc. 2021 Incentive Compensation Plan (the “Plan”).
This Award is subject to certain restrictions on transfer, risks of forfeiture, restrictive covenants (including confidentiality and non-competition obligations), and other terms and conditions specified herein and in the Plan. [You must accept this Award, in accordance with the processes of the third party administrator of the Plan, within                      (    ) calendar days of the Grant Date or it is subject to cancellation on the     th calendar day following the Grant Date.]
SECTION 1. The Plan; Number of RSUs; CARES Act.
(a)The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated into this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern except to the extent that (i) any term herein is required to comply with the CARES Act (as defined below) or (ii) any term in the Plan is required to be modified to comply with the CARES Act.

(b)Number of RSUs. The number of RSUs subject to this Award are reflected in your [third party administrator] account.

(c)CARES Act. The Company, United Airlines, Inc. (“United”), and United employees have benefited from U.S. government support provided by the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and subsequent payroll support and loan programs. Under the CARES Act, United and certain employees are subject to restrictions, including compensation limits applicable to employees whose 2019 total compensation exceeded $425,000. Additional compensation limits apply to employees with 2019 total compensation in excess of $3 million, and compensation limits also apply to employees with compensation over the specified limits during subsequent reference time periods. The Company and United have designed employee compensation programs to comply with the requirements of the CARES Act and the related payroll support and loan programs. Notwithstanding the foregoing, if this Award is deemed to violate requirements of the CARES Act and the related payroll support and loan programs, this Award shall be void to the extent necessary to comply with such requirements.

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SECTION 2. Definitions. Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan. As used in this Award Notice, the following terms have the meanings set forth below:
“Cause” shall have the meaning set forth in any employment agreement or severance plan of the Company applicable to you and as in effect on the date hereof.
“Involuntary Termination” shall mean any Termination of Employment by the Company which is not (i) by the Company due to Cause, (ii) due to your resignation, including due to Retirement, or (iii) a result of your death or Disability. If you provide notice of resignation, in no event shall your Termination of Employment be considered an Involuntary Termination by the Company, even if the effective date of termination is accelerated by the Company.
“Retirement” shall mean your Termination of Employment upon having achieved age 50 with 20 years of service with the Company and its Affiliates, age 55 with ten years of service with the Company and its Affiliates, or age 65.
SECTION 3. Vesting and Settlement. (a) Vesting. Your RSUs shall vest according to the schedule set forth in Section 3(a)(i) below, provided that you must be actively employed by the Company or an Affiliate on the relevant Vesting Date, except as set forth in Section 3(a)(ii) and (iii) below or as otherwise determined by the Committee in its sole discretion; provided further that, in the event of your Termination of Employment by reason of death or by the Company due to Disability, you shall immediately become entitled to vesting of all outstanding RSUs (and such RSUs shall be settled within 60 days of such Termination of Employment).
(i) Subject to the terms and conditions of this Award Notice and to the provisions of the Plan, your RSUs shall vest and no longer be subject to any restriction in accordance with the following schedule: [vesting increments to be determined at date of grant] of the RSUs subject to the Award on the Grant Date shall vest on [vesting dates to be determined at date of grant]. In the event that this vesting schedule results in a fractional share, the fractional share will be rounded down on the first Vesting Date and carried forward.

(ii) In the event of your Termination of Employment during the two-year period following a Change of Control, if such Termination of Employment constitutes either (A) an Involuntary Termination or (B) if applicable to you, a termination by you for “good reason” under the terms of any employment agreement or Company severance plan applicable to you and as in effect on the date hereof, then all outstanding RSUs shall immediately vest upon such Termination of Employment and you shall be entitled to settlement of all then outstanding RSUs within 60 days of your Termination of Employment. Notwithstanding the foregoing, your rights with respect to such RSUs shall be forfeited in accordance with Section 4 unless on or before the 60th day following your Termination of Employment, you have executed and delivered to the Company a valid waiver and release of all claims against the Company and its Subsidiaries and Affiliates, and you have not revoked such waiver and release of claims in accordance with its terms.

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(iii) In the event of your Termination of Employment by reason of Retirement, your then outstanding RSUs shall vest (and be settled within 60 days of your Termination of Employment) on a pro-rata basis effective as of the date of such Termination of Employment as follows:

A.	If such Retirement occurs on or before the first Vesting Date, the number of RSUs scheduled to vest on such Vesting Date pursuant to Section 3(a)(i) shall be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the Grant Date and ending on the date of your Retirement and the denominator of which is [___], up to a maximum fraction equivalent to 100%. All remaining unvested RSUs shall be forfeited.

B.	If such Retirement occurs after the first Vesting Date but on or before the second Vesting Date, the number of RSUs scheduled to vest on the second Vesting Date pursuant to Section 3(a)(i) shall be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the day following the first Vesting Date and ending on the date of your Retirement and the denominator of which is [___]. All remaining unvested RSUs shall be forfeited.

C.
If such Retirement occurs after the second Vesting Date, but on or before the final Vesting Date pursuant to Section 3(a)(i), the number of RSUs scheduled to vest on the [final Vesting Date][to be completed based on the number of Vesting Dates determined at Grant Date] pursuant to Section 3(a)(i) shall be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the day following the second Vesting Date and ending on the date of your Retirement and the denominator of which is [___].

(b) Settlement of RSUs. The RSUs granted to you pursuant to this Award will be settled in Shares. The Company shall deliver to you, within 15 days after the Vesting Date on which the RSUs become vested, one Share for each RSU that becomes vested in accordance with the terms of this Award Notice; provided that if you are eligible for Retirement, such delivery date shall not be later than March 15th of the year following the year in which you are eligible for pro-rata vesting in accordance with this Award Notice. Upon settlement, a number of RSUs equal to the number of Shares represented thereby shall be extinguished and such number of RSUs will no longer be considered to be held by you for any purpose.

SECTION 4. Forfeiture of RSUs. Unless the Committee determines otherwise, and except as otherwise provided in Section 3 of this Award Notice, if the Vesting Date with respect to any RSUs awarded to you pursuant to this Award Notice has not occurred prior to the date of your Termination of Employment, your rights with respect to such RSUs shall immediately

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terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect thereto.
SECTION 5. Voting Rights; Dividend Equivalents. You do not have any of the rights of a stockholder with respect to the RSUs granted to you pursuant to this Award. Further, you do not have the right to vote or to receive any dividends or any dividend equivalents relating to such dividends declared or paid on the Shares with respect to the RSUs granted to you pursuant to this Award.
SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion and notwithstanding clause (ii) of Section 10(a) of the Plan, prior to the date that they become vested, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by you, otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
SECTION 7. Data Privacy. You hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Notice by and among, as applicable, the Company, its Affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company (and/or your local employer, if applicable) holds certain personal information about you, which information may include, but is not limited to, your name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, nationality, resume, wage history, employment references, social insurance number or other identification number, salary, job title, employment or severance contract details, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all shares (if any) granted, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any proceeds acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Human Resources. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more

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information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Human Resources.

SECTION 8. Restrictive Covenants. You acknowledge that the Company is engaged in a highly competitive business and that the preservation of its Proprietary or Confidential Information (as defined in Section 8(a) below) to which you have been exposed or acquired, and will continue to be exposed to and acquire, is critical to the Company’s continued business success. You also acknowledge that the Company’s relationships with its business partners (which shall mean companies with whom the Company has corporate volume agreements or other high volume business, preferred vendors/suppliers, and travel distribution channel providers, hereinafter “Business Partners”), are extremely valuable and that, by virtue of your employment with the Company, you have had or may have contact with such Business Partners on behalf of and for the benefit of the Company. As a result, your engaging in or working for or with any business which is directly or indirectly competitive with the Company’s business, given your knowledge of the Company’s Proprietary or Confidential Information, would cause the Company great and irreparable harm if not done in strict compliance with the provisions of this Section 8. You, therefore, acknowledge and agree that in exchange for the Award and/or access to the Company’s Proprietary or Confidential Information you will be bound by, and comply in all respects with, the provisions of this Section 8.
(a) Confidentiality. You shall at all times hold in strict confidence any Proprietary or Confidential Information related to the Company or any of its Affiliates, except that you may disclose such information as required by law, court order, regulation, or similar order or as otherwise provided in Section 8(i) below. For purposes of this Award Notice, the term “Proprietary or Confidential Information” shall mean all non-public information relating to the Company or any of its Affiliates (including but not limited to all marketing, alliance, social media, advertising, and sales plans and strategies; pricing information; financial, advertising, and product development plans and strategies; compensation and incentive programs for employees; alliance agreements, plans, and processes; plans, strategies, and agreements related to the sale of assets; third party provider agreements, relationships, and strategies; business methods and processes used by the Company and its employees; all personally identifiable information regarding Company employees, contractors, and applicants; lists of actual or potential Business Partners; and all other business plans, trade secrets, or financial information of strategic importance to the Company or its Affiliates) that is not generally known in the airline industry, that was learned, discovered, developed, conceived, originated, or prepared during your employment with Company, and the competitive use or disclosure of which would be harmful to the business prospects, financial status, or reputation of the Company or its Affiliates at the time of any disclosure by you.
The relationship between you and the Company and its Affiliates is and shall continue to be one in which the Company and its Affiliates repose special trust and confidence in you, and one in which you have and shall have a fiduciary relationship to the Company and its Affiliates. As a result, the Company and its Affiliates shall, in the course of your duties to the Company, entrust you with, and disclose to you, Proprietary or Confidential Information. You recognize that Proprietary or Confidential Information has been developed or acquired, or will be

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developed or acquired, by the Company and its Affiliates at great expense, is proprietary to the Company and its Affiliates, and is and shall remain the property of the Company and its Affiliates. You acknowledge the confidentiality of Proprietary or Confidential Information and further acknowledge that you could not competently perform your duties and responsibilities in your position with the Company and/or its Affiliates without access to such information. You acknowledge that any use of Proprietary or Confidential Information by persons not in the employ of the Company and its Affiliates would provide such persons with an unfair competitive advantage which they would not have without the knowledge and/or use of the Proprietary or Confidential Information and that this would cause the Company and its Affiliates irreparable harm. You further acknowledge that because of this unfair competitive advantage, and the Company’s and its Affiliates’ legitimate business interests, which include their need to protect their goodwill and the Proprietary or Confidential Information, you have agreed to the post-employment restrictions set forth in this Section 8. Nothing in this Section 8(a) is intended, or shall be construed, to limit the protection of any applicable law or policy of the Company or its Affiliates that relates to the protection of trade secrets or confidential or proprietary information.

(b) Non-Solicitation of Employees. During your employment and for the one-year period following termination of your employment for any reason (the “Coverage Period”), you hereby agrees not to, directly or indirectly, solicit, hire, seek to hire, or assist any other person or entity (on your own behalf or on behalf of such other person or entity) in soliciting or hiring any person who is at that time an employee, consultant, independent contractor, representative, or other agent of the Company or any of its Affiliates to perform services for any entity (other than the Company or its Affiliates), or attempt to induce or encourage any such employee to leave the employ of the Company or its Affiliates.
(c) Notice of Intent to Resign. In the event you wish to voluntarily terminate your employment, you agree to provide the Company with four (4) weeks advance written notice (the “Notice Period”) of your intent to do so, and, if you intend or contemplate alternative employment, you also agree to provide the Company with accurate information concerning such alternative employment in sufficient detail to allow the Company to meaningfully exercise its rights under this Section 8. After receipt of such notice, the Company, in its sole, absolute and unreviewable discretion, may (i) require you to continue working during the Notice Period, (ii) relieve you of some or all of your work responsibilities during the Notice Period, or (iii) shorten the Notice Period and make your voluntary termination of employment effective immediately.
(d) Non-Competition.
(i) In return for, among other things, this Award and the Company’s promise to provide the Proprietary or Confidential Information described herein, you agree that during your employment and the Coverage Period, you shall not compete with the Company by providing work, services or any other form of assistance (whether or not for compensation) in any capacity, whether as an employee, consultant, partner, or otherwise, to any Competitor (as defined below) that (1) are the same or similar to the services you provided to the Company or (2) creates the reasonable risk that you will (willfully, inadvertently or inevitably) use or disclose Proprietary or

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Confidential Information. “Competitor” means any airline or air carrier that operates or does business in any State, territory, or protectorate of the United States in which the Company or an Affiliate does business and/or in any foreign country in which the Company or an Affiliate has an office, station, or branch or conducts business through its worldwide route structure, as of the date of your termination of employment with the Company or any of its Affiliates. You acknowledge that the Company and its Affiliates compete in a world-wide air transportation market that includes passenger transportation and services, air cargo services, repair and maintenance of aircraft and staffing services for third parties, logistics management and consulting, private jet operations and fuel deployment and management, and that the Company’s business plan is international in scope. You agree that, because the Company’s business is global in scope, this restriction is reasonable. You further acknowledge and agree that the restrictions imposed in this paragraph will not prevent you from earning a livelihood.
(ii) Notwithstanding the foregoing, should you consider working for or with any actually, arguably, or potentially competing business following the termination of your employment with the Company or any of its Affiliates and during the Coverage Period, then you agree to provide the Company with two (2) weeks advance written notice of your intent to do so, and also to provide the Company with accurate information concerning the nature of your anticipated job responsibilities in sufficient detail to allow the Company to meaningfully exercise its rights under this paragraph. After receipt of such notice, the Company may then agree, in its sole, absolute, and unreviewable discretion, to waive, modify, or condition its rights under this Section 8. In particular, the Company may agree to modify Section 8(d)(i) if the Company concludes that (1) the work you will be performing for a Competitor is different from the work you were performing during your employment with the Company or any of its Affiliates; and/or (2) there is no reasonable risk that you will (willfully, inadvertently or inevitably) use or disclose Proprietary or Confidential Information.

(iii) Further, notwithstanding the foregoing, you will not be subject to the non-competition obligations of Section 8(d) if the termination of your employment with the Company constitutes an Involuntary Termination or, if applicable to you, termination by you for “good reason” under the terms of any applicable employment agreement or other agreement or Company plan.
(e) Non-Solicitation of Business Partners. You acknowledge that, by virtue of your employment by the Company or its Affiliates, you have gained or will gain knowledge of the identity, characteristics, and preferences of the Company’s Business Partners, among other Proprietary or Confidential Information, and that you would inevitably have to draw on such information if you were to solicit or service the Company’s Business Partners on behalf of a Competitor. Accordingly, during your employment and the Coverage Period, you agree not to, directly or indirectly, solicit the business of or perform any services of the type you performed or sell any products of the type you sold during your employment with the Company for or to actual or prospective Business Partners of the Company (i) as to which you performed services, sold products or as to which employees or persons under your supervision or authority performed such services, or had direct contact, or (ii) as to which you had access to Proprietary or Confidential Information during the course of your employment by the Company, or in any

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manner encourage or induce any such actual or prospective Business Partner to cease doing business with or in any way interfere with the relationship between the Company and its Affiliates and such actual or prospective Business Partner. You further agree that during your employment and the Covered Period, you will not encourage or assist any Competitor to solicit or service any actual or prospective Business Partners or otherwise seek to encourage or induce any Business Partners to cease doing business with, or reduce the extent of its business dealings with the Company.
(f) Non-Interference. During your employment and the Coverage Period, you agrees that you shall not, directly or indirectly, induce or encourage any Business Partner or other third party, including any provider of goods or services to the Company, to terminate or diminish its business relationship with the Company; nor will you take any other action that could, directly or indirectly, be detrimental to the Company’s relationships with its Business Partners and providers of goods or services or other business affiliates or that could otherwise interfere with the Company’s business.
(g) Non-Disparagement. You agree during and following employment not to make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that the Company or its Affiliates engaged in any wrongful, unlawful or improper conduct, whether relating to your employment (or the termination thereof), the business or operations of the Company or its Affiliates, or otherwise; or (ii) disparages, impugns, or in any way reflects adversely upon the business or reputation of the Company or its subsidiaries or affiliates. Nothing herein will be deemed to preclude you from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process, instituting and pursuing legal action, or engaging in other legally protected speech or other activities as set forth in Section 8(i) below.
(h) Breach. You acknowledge that the restrictions contained in this Award Notice are fair, reasonable, and necessary for the protection of the legitimate business interests of the Company, that the Company will suffer irreparable harm in the event of any actual or threatened breach by you, and that it is difficult to measure in money the damages which will accrue to the Company by reason of a failure by you to perform any of your obligations under this Section 8. Accordingly, if the Company or any of its subsidiaries or affiliates institutes any action or proceeding to enforce their rights under this Section 8, to the extent permitted by applicable law, you hereby waive the claim or defense that the Company or its Affiliates has an adequate remedy at law, you shall not claim that any such remedy at law exists, and you consent to the entry of a restraining order, preliminary injunction, or other preliminary, provisional, or permanent court order to enforce this Award Notice, and expressly waives any security that might otherwise be required in connection with such relief. You also agree that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages and/or other relief which the Company might elect to assert. In the event you violate any provision of this Section 8, the Company shall be entitled to recover all costs and expenses of enforcement, including reasonable attorneys’ fees, and the time periods set forth above shall be extended for the period of time you remain in violation of the provisions.

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(i) Protected Rights. You understand that nothing contained in this Award Notice limits your ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit your ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(j) Blue Pencil. In the event any of the prohibitions or restrictions set forth in this Section 8 is found by a court or arbitrator of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.
SECTION 9. Tax Withholding and Consents.
(a) Tax Withholding. The delivery of Shares pursuant to Section 3(b) of this Award Notice is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 10(d) of the Plan. The Company will withhold from the number of Shares otherwise deliverable to you pursuant to Section 3(b) a number of Shares (or, to the extent applicable, such other securities) having a Fair Market Value equal to such withholding liability; provided that you may elect alternatively to satisfy your tax withholding obligation, in whole or in part, by any of the following means: (i) a cash payment to the Company or (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares having an aggregate Fair Market Value equal to such withholding liability. Notwithstanding the foregoing, the Company shall be authorized to take such actions as the Company may deem necessary (including, without limitation, in accordance with applicable law, withholding amounts from any compensation or other amounts owing from the Company to you) to satisfy all obligations for the payment of such taxes. Subject to the terms of the Plan and as a condition of the Award, you acknowledge that, regardless of any action taken by the Company, or if different, your employer, the ultimate liability for all applicable Federal, state, local or foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company, or if different, your employer. You further acknowledge that the Company and/or your employer (1) make no representations or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including but not limited to, the grant,

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vesting or settlement of the Award; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
SECTION 10. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 11. Committee Discretion. Pursuant to Section 3(e) of the Plan, the Committee may delegate to one or more senior officers of the Company the authority to make grants of Awards and all necessary and appropriate decisions and determinations with respect thereto. The Committee, and any officer to whom the Committee has delegated authority pursuant to the Plan, shall have full and plenary discretion with respect to any actions to be taken or determinations to be made pursuant to the Plan and this Award Notice, and any such determinations shall be final, binding and conclusive. Any references in this Award Notice to the Committee shall be deemed to include any officer to whom the Committee has delegated authority pursuant to the Plan.
SECTION 12. Amendment of this Award Notice. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 10(e) of the Plan relating to Section 409A of the Code, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice and the RSUs shall be subject to the provisions of Section 7(c) of the Plan relating to the adjustment of Awards upon the occurrence of certain unusual, infrequently occurring or nonrecurring events).
SECTION 13. Priority of Interpretation. To the extent permitted by the Plan, in the event of any conflict between the terms of this Award Notice and the terms of any plan, program, agreement or arrangement of the Company or any of its Subsidiaries applicable to you, the terms of such plan, program, agreement or arrangement shall govern; provided that the restrictions in Section 8 of this Award Notice shall apply in addition to, and shall not supersede or preclude or

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be superseded or precluded by, any similar restrictions in any other plan, program, agreement or arrangement applicable to you.
SECTION 14. Miscellaneous.
(a) Continuation of Employment; Not a Contract of Employment; No Acquired Rights. This Award Notice shall not confer upon you any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor shall this Award Notice interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company, an Affiliate or Subsidiary or as prohibited by law.
(b) Not a Part of Salary. In accepting the grant of an Award under the Plan, you acknowledge that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Notice; (ii) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) your participation in the Plan is voluntary; (v) the RSUs and any Shares received upon vesting of the RSUs is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vi) the grant of RSUs is provided for future services to the Company and its Affiliates and is not under any circumstances to be considered compensation for past services; (vii) in the event that you are an employee of the Company, Affiliate or Subsidiary, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (viii) the future value of the Shares is unknown and cannot be predicted with certainty; (ix) no claim or entitlement to compensation or damages arises from forfeiture or termination of the RSUs or diminution in value of the RSUs and you irrevocably release the Company, its Affiliates and its Subsidiaries from any such claim that may arise; and (x) in the event of the termination of your employment, your right to receive RSUs and vest in RSUs and/or receive Shares under the Plan, if any, will terminate in accordance with the terms of the Plan and this Award Notice and will not be extended by any notice period mandated under local law; furthermore, your right to vest in the RSUs after such termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.
(c) Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

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(d) Foreign Indemnity. You agree to indemnify the Company for your portion of any social insurance obligations or taxes arising under any foreign law with respect to the grant or settlement of this Award.
(e) Not a Public Offering in Non-U.S. Jurisdictions. If you are resident or employed outside of the United States, neither the grant of the RSUs under the Plan nor the issuance of Shares upon vesting of the RSUs is intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.
(f) English Language. If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that the Award Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If you have received the Award Notice, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
(g) Section 409A. This Award is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Award Notice are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) ), and for such purposes, each payment under this Award Agreement shall be considered a separate payment. In the event the terms of this Award Notice would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this Award Notice to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Award Notice. To the extent any amounts under this Award Notice are payable by reference to your termination of employment, such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Award Notice, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, then (A) each such payment which is conditioned upon your execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (B) if you are a specified employee (within the meaning of Section 409A of the Code) as of the date of your separation from service, each such payment that is payable upon your separation from service and would have been paid prior to the six-month anniversary of your separation from service, shall be delayed until the earlier to occur of (i) the first business day following the six-month anniversary of the separation from service and (ii) the date of your death.
(h) Compliance with Local Law. If you are resident or employed outside of the United States, as a condition to the grant of RSUs, you agree to repatriate all payments attributable to the cash acquired under the Plan, if any, in accordance with local foreign exchange rules and

RSU Award Notice (time-vested; stock settled) (20__)

regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Company’s Affiliates and Subsidiaries, as may be required to allow the Company and the Company’s Affiliates and Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).
(i) Requirements of Law. The grant of RSUs under the Plan, and the issuance of Shares upon the vesting of the RSUs shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(j) Governing Law. All questions concerning the construction, validity and interpretation of this Award Notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware.
(k) Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(l) Additional Information. If you have any questions regarding this Award Notice, please contact [CONTACT INFORMATION], or your HR Partner. If you wish to obtain a copy of the Plan or a list of names and addresses of any potential recipients of the Data please contact [CONTACT INFORMATION].
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RSU Award Notice (time-vested; stock settled) (20__)